UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL OMB Number: 3235-0060 Expires: March 31, 2014 Estimated average burden hours per response …….5.00

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2012 (September 6, 2012)

Glimcher Realty Trust

(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

A.	Mortgage Loan Transaction.

On September 7, 2012, the joint venture (the “Venture”) which owns and operates WestShore Plaza, a regional shopping center located in Tampa, Florida (the “Property”), completed the refinancing of a mortgage loan secured by the Property.  A portion of the proceeds from the loan were used to repay the existing mortgage loan.  The new $122.5 million loan consists of $102.5 million of mortgage loan financing and $20 million of mezzanine financing with an initial interest rate of 3.65% per annum. The loan has an initial term of three years plus two (2) one-year extension options. Glimcher Properties Limited Partnership (“GPLP”), an affiliate of Glimcher Realty Trust (the “Registrant”), currently holds, by and through an affiliate, a 40% membership interest in the Venture. The lender for the loan is Wells Fargo Bank, National Association (“Wells”).  As part of the loan transaction, GPLP executed a guaranty for the benefit of Wells under which GPLP guaranteed actual losses incurred by Wells on account of fraud, intentional misrepresentation, misappropriation of funds, and certain other malfeasances or misappropriations.

Wells has provided mortgage loans with respect to certain other properties owned by the Registrant’s affiliates and also serves as co-syndication agent and participating lender on the Registrant’s corporate credit facility. Additionally, Wells, from time to time, has performed various financial advisory, investment banking, and underwriting services for the Registrant for which they received customary fees and expenses.

B.	Real Estate Acquisition.

On September 6, 2012, an affiliate of the Registrant completed the purchase, from an unaffiliated third party, of 9.5 acres of land with a one-story building located at Polaris Fashion Place™, a regional mall located in Columbus, Ohio and owned by another affiliate of the Registrant. The building was the former location of The Great Indoors which closed earlier this year.  At this time, the Registrant has not finalized any use, development, or redevelopment plans for the building and underlying real estate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: September 7, 2012	By:	/s/ George A. Schmidt
George A. Schmidt
Executive Vice President of Development, General Counsel & Secretary